Exhibit 99.1

Roche and Protein Design Labs to Jointly Develop Zenapax(R) for Asthma

        NUTLEY, N.J. and FREMONT, Calif., Sept. 16 /PRNewswire-FirstCall/ -- Roche and Protein Design Labs (PDL) (Nasdaq: PDLI) today announced a worldwide agreement to co-develop and commercialize Zenapax(R) (daclizumab) for asthma and related respiratory diseases, based on recent positive phase II data in patients with moderate to severe asthma.

        Mark McDade, Chief Executive Officer, PDL, said, “The continued development of daclizumab in asthma is among PDL’s highest clinical development priorities. With Roche as our ongoing partner in this indication, we believe daclizumab will obtain the resources needed to develop the full potential of this humanized antibody in asthma.”

        “This new agreement will strengthen our pipeline in asthma, where we are currently in phase II development of a novel oral treatment,” said William Burns, Global Head of Roche’s Pharmaceuticals Division. “We believe that daclizumab will offer patients a significant improvement over today’s current therapy. Our long-standing relationship with PDL continues to grow as we develop daclizumab further.”

        Under terms of the agreement, PDL will receive a $17.5 million upfront payment as well as up to $187.5 million in development and commercialization milestones for successful further development of daclizumab. Roche and PDL will globally co-develop daclizumab in asthma, share development expenses and co-promote the product in the US. Outside the US, PDL will receive royalties on net sales of the product in asthma.

       About the Roche - PDL partnership

        In 1989, Roche acquired the worldwide rights to daclizumab, a product that has since gained an important position within Roche’s transplantation portfolio. In October 2003, Roche resold to PDL all rights to daclizumab, except in transplantation, until 2007 when PDL will have the option to re-acquire the transplantation rights as well. In 2004, PDL approached Roche with compelling phase II data for daclizumab in asthma, leading to today’s announcement for the continued co-development of daclizumab in respiratory disorders by Roche and PDL.

       About Asthma

        Asthma is among the most common chronic medical conditions in the United States and worldwide, affecting more than 20 million people in the United States, according to the American Lung Association (ALA) and the American Academy of Allergy, Asthma & Immunology (AAAAI). According to a recent report on the global burden of asthma published by the NIH, WHO and the Global Initiative for Asthma, asthma is one of the most common chronic diseases in the world and it is estimated that around 300 million people in the world currently have asthma. The rate of asthma continues to increase and it is estimated that there may be an additional 100 million persons suffering from asthma by 2025. Asthma accounts for 1 in every 250 deaths worldwide.

       About Zenapax

        Zenapax is an immunosuppressive humanized monoclonal antibody or “anti-rejection” drug approved by the FDA in December 1997 to be used in combination with other immunosuppressive drugs (cyclosporine and corticosteroids) to prevent acute organ rejection in kidney transplant patients. The recommended dose of Zenapax is 1.0 mg/kg. Based on clinical trials, the standard course of Zenapax therapy is five doses.

        The most frequently reported adverse events associated with Zenapax were constipation, nausea, diarrhea and vomiting. Cellulitis and wound infections occurred more frequently in patients treated with Zenapax versus placebo. Severe hypersensitivity reactions following Zenapax administration have been reported rarely.

        Only physicians experienced in immunosuppressive therapy and management of organ transplant patients should prescribe Zenapax. The physician responsible for Zenapax administration should have complete information requisite for the follow-up of the patient. Zenapax should be administered only by healthcare personnel trained in the administration of the drug who have available adequate laboratory and supportive medical resources.

       About Protein Design Labs

        In October 2003, PDL acquired all rights to Zenapax(R), excluding transplantation indications but with the option to gain such indication rights by 2007. PDL retains this right in accordance with the terms of the October 2003 agreement.

        Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer. PDL holds fundamental patents for its antibody humanization technology. Further information on PDL is available at www.pdl.com.

       About Roche

        Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well-being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

        For more information on the Roche pharmaceuticals business in the United States, visit the company’s web site at: http://www.rocheusa.com .

        Webcast scheduled for 8:30 a.m. Eastern time on September 16.

        PDL will host a webcast beginning at 8:30 a.m. Eastern time on September 16, 2004, to discuss the joint development and commercialization agreement.

        The live webcast will be available through the PDL website: www.pdl.com. Please connect to this website at least 15 minutes prior to the live webcast to allow time for any software download that may be needed to hear the webcast. A replay will be available at www.pdl.com starting approximately one hour after completion of the webcast.

        An audio replay will also be available by telephone from approximately 10:30 a.m. Eastern time on September 16, 2004 through 10:30 a.m. Eastern time on September 21, 2004. To access the replay, dial 800-633-8284 from inside the United States and 402-977-9140 from outside the United States; enter conference ID number 21207310.

       Conditions

        The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those in the forward-looking statements. Factors that may cause such differences are discussed in PDL’s Annual Report on Form 10-K for the year ended December 31, 2003, in its Quarterly Report on Form 10-Q for the three months ended June 30, 2004, and in other filings made with the Securities and Exchange Commission. In particular, results obtained in the Phase II study may not be predictive of results to be obtained in the additional evaluations that would be necessary to demonstrate the antibody to be safe and effective in the treatment of asthma, nor can there be assurance that PDL will initiate subsequent clinical trials in asthma.

        NOTE: Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc. Zenapax is a registered trademark of Roche.

SOURCE	Protein Design Labs, Inc.
-0-	09/16/2004
/CONTACT: James R. Goff, Senior Director, Corporate Communications, of Protein Design Labs, +1-510-574-1421, or jgoff@pdl.com; or Pamela Van Houten, Director, Public Affairs, of Roche, +1-973-562-2231, or pamela.vanhouten@roche.com /
/Web site: http://www.rocheusa.com /
/Web site: http://www.pdl.com /
(PDLI)

CO:	Protein Design Labs, Inc.; Hoffmann-La Roche Inc.; Roche
ST:	California, New Jersey
IN:	HEA BIO MTC
SU:	JVN PDT CCA